Exhibit 99.2

Press Contact:
Barry Holt
203-517-3110
bholt@informationsg.com

Investor Contact:
Frank Martell
203-517-3104
fmartell@informationsg.com

INFORMATION SERVICES GROUP ELECTS KALPANA RAINA
TO BOARD OF DIRECTORS

Accomplished financial services executive brings

global operating and marketing experience

STAMFORD, Conn., August 3, 2009 — Information Services Group, Inc. (ISG) (NASDAQ: III, IIIIU, IIIIW), an industry-leading, information-based services company, announced today that Kalpana Raina, an accomplished senior executive from the financial services industry with extensive operating and marketing experience in India, Europe and the United States, has joined its Board of Directors.

Ms. Raina is managing partner of 252 Solutions, a New York-based advisory firm that specializes in strategic development and implementation. Previously she spent 18 years with The Bank of New York Mellon Corp. (NYSE: BK), most recently in London as Executive Vice President and Head of European Country Management and Corporate Banking. Prior to that, she served in Mumbai, India, as Executive Vice President, International. During her career at the bank she had responsibilities for clients in the media, telecommunications, healthcare, retailing, hotels and leisure and financial services industries. She is also a Director of Real Networks (NASDAQ: RNWK).

“I am thrilled to welcome Kalpana Raina to the ISG Board of Directors,” said Michael P. Connors, Chairman and CEO, ISG. “Her experience with finance, strategic planning, creating partnerships, introducing new products to markets and managing in Asia and Europe will be of tremendous benefit as we build ISG into a global leader in information-based services. The board and I look forward to working with her.”

Information Services Group, Inc.	t: 203 517 3100
Four Stamford Plaza	f: 203 517 3199
107 Elm Street, Stamford, CT 06902	www.informationsg.com

Born in India, Ms. Raina has lived and worked in Europe, Asia, Canada and the U.S. She is a member of Women Corporate Directors and The National Association of Corporate Directors and a past member of The U.S.-India Business Council. She holds a master’s degree in English Literature from McMaster University and degrees from Panjab University, India.

The appointment is effective immediately. With the addition of Ms. Raina, ISG’s board remains at six members, five of whom are independent directors. The other members of ISG’s Board of Directors are Robert J. Chrenc, Mr. Connors, Gerald S. Hobbs, Donald C. Waite III and Robert E. Weissman.  For more information about the Board and to view detailed member biographies, visit http://www.informationsg.com/governance.html.

About Information Services Group, Inc.

Information Services Group, Inc. (ISG) was founded in 2006 to build an industry-leading, high-growth, information-based services company by acquiring and growing businesses in advisory, data, business and media information services.  In November 2007, ISG acquired TPI, the largest sourcing advisory firm in the world.  Based in Stamford, Connecticut, ISG has a proven leadership team with global experience in information-based services and a track record of creating significant value for shareowners, clients and employees.  For more, visit www.informationsg.com.